Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Playa Hotels & Resorts N.V.:

We consent to the use of our report dated March 13, 2017 on the consolidated financial statements of Porto Holdco B.V. included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Fort Worth, Texas

May 19, 2017